Exhibit 10.3                WHOLE LIVING



                        November 11, 2005

Douglas Burdick
443 East Bay Boulevard
Provo, Utah 84606

      Re:  Employment Agreement

Dear Douglas:

 This letter is to confirm our mutual understanding with respect to your employment by Whole Living, Inc., a Nevada corporation for its wholly owned subsidiary, Brain Garden, Inc., a Nevada corporation (collectively referred to as the "Company"). The terms and conditions set forth in this letter shall be referred to as the "Agreement." In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed to as follows:

     1.    Employment:

          The Company will employ you, and you agree to be employed by the Company, as the President of Brain Garden, Inc., and as an advisor to Whole Living, to have and perform such responsibilities, duties and authority as are customary to such positions. You agree to devote your full business time and energies to the business and affairs of the Company and to the fulfillment of your obligations to the Company hereunder. You agree to perform your duties faithfully, diligently and competently, using your best efforts to further the business of the Company. Your duties shall include but are not limited to Brain Garden business and to perform the customary duties as an advisor to Whole Living. The Company recognizes that these duties can be performed within or out of the Corporate offices.

     2.    Term of Employment:

          (a) Your employment shall commence on the date of this Agreement and shall continue until the first anniversary hereof (the "Term"). Notwithstanding the foregoing, your employment with the Company may be terminated prior to expiration of the Term as follows:

               (i) at the will of the company for any reason provided, the Company provides you with written notice of its decision to terminate your employment no less than thirty (30) days prior to the effective date of such termination. You acknowledge that your employment with the Company is and shall continue to be at-will, as defined under applicable law;

               (ii) immediately upon your death;


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               (iii) by the Company if you are unable due to illness, accident or other physical or mental incapacity, with or without reasonable accommodation, to perform the services provided for hereunder for an aggregate of thirty (30) business days within any period of ninety (90) consecutive business days during the term hereof;

               (iv) by the Company for "Cause" (as defined below) provided, that termination solely for Cause shall follow written notice to you of such event constituting Cause and your failure to cease the violative acts or omissions and cure any consequences of such acts or omissions within thirty
(30) days following such notice;

               (v) by you based upon any reason provided, that the termination shall only be effective if you have given written notice to the Company no less than thirty (30) days prior to the effective date of such termination. During that thirty (30) day severance period you agree to serve as a consultant to the Company and be available to provide assistance and consultation to the Company upon its request.

Following termination of your employment with the Company, you shall be entitled to severance benefits equal to the amount of your base salary for a ninety (90) day period to be paid over the ninety (90) day period in biweekly increments.

          (b)   For the purpose of this Agreement:

               (i) "Cause" shall me an (A) any action or omission by you involving willful misconduct or gross negligence; (B) your conviction of a felony, either in connection with the performance of your obligations to the Company or which conviction otherwise shall adversely affect the business activities or goodwill of the Company; (C) willful disloyalty, deliberate dishonesty, breach of fiduciary duty or any act or fraud or embezzlement; or
(D) your breach of the terms of this Agreement; and

          (c) Upon termination of your employment with the Company, you shall cease holding yourself out to third parties as an employee of the company or otherwise take any action on behalf of the Company. You shall also deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports or other documents in any medium whatsoever.

     3.    Compensation.

          (a) During the period of your employment with the company hereunder, the Company shall pay you a monthly salary of eleven thousand dollars ($11,000) paid in biweekly increments. In addition to your annual base salary, and as additional consideration for the promises, covenants and releases contained herein, upon execution of this Agreement one million (1,000,000) shares of the Company's restricted common stock will be issued in your name and placed in escrow for a period of ninety (90) days.


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     If your employment has not been terminated as provided in Section
2(a)(ii); 2(a)(iv) or 2(a)(v) above within the ninety (90) day escrow period, the shares shall be released to you from escrow. If your employment has been terminated as provided in Sections 2(a)(ii); 2(a)(iv) or 2(a)(v), prior to the end of the ninety (90) day escrow period, the shares will be returned to the Company and canceled.

          (b) In addition to your monthly salary, the Company will pay you a total of four thousand dollars ($4,000) per month as a car and house allowance.

     4.    Benefits and Reimbursements.

     While you are employed by the Company hereunder, you will be entitled to participate in the employee health insurance plan and programs of the Company to the extent that you meet the eligibility requirements for each individual plan or program. This benefit will be paid by the Company only while you remain employed by the Company. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and your participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

     5.    Protected Information.

     You shall at all times prior to and following any termination of your employment with the Company for any reason maintain in confidence any information disclosed to or developed by you during the course of performing services for the company and which is not generally available to the public (other than as a result of your wrongful disclosure), including but not limited to, information and facts concerning the Company's products, methods, financial status, business plans, financing sources and terms, potential transactions, current and potential client/borrower lists, Company techniques, vendors, licensors, distributors, associates, investors, marketing plans or any other proprietary information of the Company or any third party provided to you. You shall not use or disclose any of such information except in the course of the performance of your duties for the Company.

     6.    Indemnification;

          (a) The Company agrees to defend, indemnify and hold you harmless from any and all losses, claims, suits, causes of action, injuries, liabilities or damages and associated expenses of any kind and nature whatsoever which shall include, but not be limited to, reasonable attorney's fees and other litigation expenses, arising from or relating in any way to your fulfillment of your duties and obligations under this Agreement and any action brought against the Company which does not involve or arise from your willful misconduct or gross negligence.

          (b) You agree to defend, indemnify and hold the Company harmless from any and all losses, claims, suits, causes of action, injuries, liabilities or damages, and associated expenses of any kind and nature whatsoever which shall include, but not be limited to, reasonable attorney's fees and other litigation expenses, arising from or relating in any to your willful misconduct or gross negligence in the performance of your duties hereunder or otherwise.


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          (c)   The parties hereto agree that if such claim is made, such an action commenced or such demand made against you and/or the company, then either party shall notify the other, in writing, of the action, complaint or demand in order that the responsible party under this section may present its defense in a timely fashion against the action, demand or claim. The responsible party under this section shall keep the other party fully informed, at the responsible party's expense, of its defense of the claim, complaint or demand which notice shall include, but is not limited to, providing the other party with copies of any written correspondence, pleadings or any and all administrative or judicial decisions. Each party agrees to reasonably cooperate with the other to whatever extent is reasonably necessary to protect or defend against the claim, complaint or demand. Said cooperation shall include, but is not limited to, fully agreeing to execute any and all documents necessary to defend against any claim, complaint or demand.

          (d) In addition to the indemnification contained herein, each party shall promptly inform the other of any suspected actions or activities of third parties that would result in the Company having any claim, demand or cause of action such third party and, with respect to such activities as are suspected, the Company shall have the right, but not the obligation, to institute an action against such third party.

     7.    Negative Information:

     The parties agree at all times prior to and following any termination of your employment with its Company for any reason that they will not disseminate any negative information, statements or representations about the other or any employee, agent or representative of the other and each will employ such efforts as are reasonable to protect any one else from making derogatory statements about the other. Upon written notification of any violation of the promises contained in the paragraph, the violating party agrees to take immediate action to stop the violation and provide a written report to the non-violating party containing a detailed description of what action was taken to stop the violation and what if any remedial action was taken by the violating party. Said written report shall be delivered to the non violating party within ten (10) days of the request of notification of violation by the other party.

     8.    Release.

     For good and valuable consideration, receipt of which is hereby acknowledged, you acting on behalf of yourself, and your successors and assigns, do hereby fully and forever release and discharge the Company and its respective subsidiaries, affiliates, divisions, components, successors and assigns, their employees, officers, directors, agents and attorneys, from any and all claims, demands, obligations, liabilities, indebtedness, breaches of duty, costs or attorney fees, or any relationship, acts, omissions, misfeasance, or cause or causes of action, sums of money, accounts, and promises of every type, kind, nature, description or character, and irrespective of how, why or by reason of what facts, which could, might, or may be claimed to exist, of whatever kind or name, known or unknown, suspected or unsuspected, liquidated or unliquidated, each as through fully set forth herein at length, which in any way arise out of, are connected with, or related to any professional, commercial or business dealings or relationship between the parties hereto up to and including the date of this release. Nothing in this paragraph is intended or shall release or waive any right or obligation of the parties to this Agreement arising under this Agreement.


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     9.    Noncompetition.

          (a) We each recognize and acknowledge the highly competitive nature of the industry in which the Company conducts its business and the proprietary nature of such business activities. You acknowledge and agree that a business will be deemed competitive with the Company and constitute a "Competitive Business" if, during the period during which the covenant not to compete contained in this Section 9 applies, that business includes, as one of its primary businesses, any of the "Competitive Activities."

     For purposes of this Agreement, the term "Competitive Business" shall refer to the following:

     Any business operating anywhere in the world, that engages in Competitive Activities which contribute to our constitute more than fifty percent (50%) of any entity's (including a corporation, limited liability company, partnership, joint venture or any division subsidiary or partner thereof) gross revenues. For example, the sale of whole food products by a subsidiary of a multilevel marketing company would constitute the primary business of that subsidiary if the sale of whole food products constituted more than fifty percent (50%) of that subsidiary's gross sales. Under this example, you could work for the multilevel marketing company but not for its subsidiary selling whole food products unless that subsidiary's revenue constitutes more than fifty percent (50%) of the consolidated gross revenue of the multilevel marketing company and its subsidiary.

     For such purposes, "Competitive Activities" shall refer to any of the following activities:

     The local, regional or worldwide manufacturing, marketing and selling of any kind and all forms of whole food products and essential oils comparable or in any way similar to products manufactured, marketed or sold by the Company or products that are being developed, tested or prepared for sale, manufacturing or marketing by the Company (including but not limited to "Pulse" products and variations thereof).

          (b) During your employment with the Company and during the Post-Termination Period (as defined below), you shall not:

               (i) for yourself or on behalf or through any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate, control, or be employed by, either as an employee or independent contract, or otherwise associate in any business-related manner with, engage in or have a financial interest in any Competitive business;

               (ii) either individually or on behalf of or through any other person, directly or indirectly, solicit, entice, or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the services of the Company for any reason; or


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               (iii) either individually or on behalf or through any other person, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customer, distributor, associate, client or vendor of the Company or otherwise interfere with any prospective business opportunity of the Company that represent a Competitive Activity.

          (c) "Post Termination Period" means (i) the period of thirty six(36) consecutive months immediately following the termination of your employment for cause or termination of your employment pursuant to paragraph 2(a)(iv) or 2(a)(v) above; (ii) the period of twenty-four (24) consecutive months immediately following the termination of your employment pursuant to paragraph 2(a)(i) or 2(a)(iii) above. Notwithstanding the above Post-Termination Period shall cease immediately upon the cessation of all business by the Company.

          (d) You further acknowledge that (i) the type of activities which are prohibited by this Agreement are narrow and reasonable in relation to the full set of skills and qualifications that you possess and afford you sufficient latitude to earn your livelihood in non-prohibited activities during any Post-Termination Period; (ii) the geographical scope of the provisions of this Agreement is reasonable, legitimate and fair to you; (iii) the scope and character of the competitive activities restricted in this Agreement fairly and accurately reflect the activities which you perform for the Company; (iv) your performance of services for the Company and undertakings in this Section 9 represent material consideration for the Company's execution of this Agreement; (v) and the restrictions are reasonably necessary to protect the legitimate interests of the Company, including the Company's protection of confidential information, customer relationships and goodwill.
 (e)

     10.   Disclosure to Future Employers.

     You agree that you will provide and that the company may provide, in its discretion, a copy of the covenants contained in Sections 5 and 9 above to any Competitive Business which you may directly or indirectly own, manage, operate, join, control or in which you participate in the management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

     11.   No Conflicting Agreements.

     You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement.

     12.   Additional Representations

     You make the following additional warranties and representations that are an inducement upon which the Company is relying to enter into this Agreement.


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          (a)   All information provided to the Company by you is accurate and complete; and

          (b) The execution of this Agreement by you will not violate or constitute a breach of the terms of any other agreements or commitment to which you are a part; and

          (c) You acknowledge that no representations, promises, guarantees or warranties of any kind are made or have been made by us or by any person representing himself or herself to be the Company's authorized agent or representative to induce you to execute this Agreement except as specifically set forth herein.

     13.   General

          (a) Notices All notices, requests, consents and other communication hereunder shall be in writing, shall be addressed to the receiving part at any address designated by the party in writing, and shall be either (i) delivered by hand; (ii) sent by nationally recognized overnight courier service; (iii) sent by facsimile transmission; or (iv) sent by registered mail, return receipt requested, postage prepaid and a copy thereof sent by ordinary mail on the same day. All notices, requests, consents and other communications hereunder shall be deemed to have been given either upon delivery if by hand, by facsimile transmission or by overnight courier or on the third business day following mailing if sent by registered mail.

           (b) Entire Agreement. This Agreement embodies the entire agreement understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

          (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consented for the departure there from granted, only by written document executed by the party entitled to the benefits of such terms or provisions and, if such party is the Company, by the Company. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

          (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business as part of a sale of the business of the Company. Your rights and obligations under this Agreement are personal and may not be assigned by you.


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          (f)   Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Utah, without giving effect to the conflict of law principles thereof.

          (g) Severability. The parties intend this Agreement to be enforced as written. If, however, any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it si so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

          (h) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms or conditions set forth in Sections 5, 7 or 9 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 5. 7 or 9 of this Agreement.

          (i) Jurisdiction. You and the Company agree that any and all disputes, actions, or proceedings arising out of or relating to this Agreement or in any way connected to your employment with the Company shall be litigated solely and exclusively in the United States District Court for the District of Utah. You and the Company irrevocably consent to the jurisdiction and venue of any such court and waive any argument that venue in such forums is not convenient.

          (j) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of the other party's costs and expenses resulting there from and/or incurred in enforcing this Agreement, including legal fees and expenses.

          (k)   Interpretation. The parties hereto acknowledge and agree that:
(i) each party has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

          (l) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter, whereupon this letter shall become a binding agreement between us as of the date first written above.



                     [Signature Page Follows]



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                         Very truly yours,

                         WHOLE LIVING, INC.

                         By: /s/ William M. Fifield

                         Its: William M. Fifield
                         Vice-president Marketing



Acknowledged and agreed:



/s/ Douglas Burdick
Douglas Burdick

Dated: 11-11-05










             [Signature Page to Employment Agreement]